Free Writing Prospectus
Filed Pursuant to Rule 433
Dated February 17, 2021
Registration Statement Nos. 333-225949 and
333-225949-08

*FULL PRICING DETAILS* $1.3+bn FORDO 2021-A (PRIME AUTO LOAN)

ACTIVE JOINT LEADS : SMBC (Structuring), Barclays and Societe Generale

PASSIVE JOINT LEADS : BNP Paribas, JP Morgan

CO-MANAGERS : Santander, US Bancorp, Great Pacific, Siebert Williams

CL	SIZE ($MM)	WAL	M/S	P.WIN	E.FNL	L.FNL	BNCH	SPREAD	YLD	CPN	PRICE
A-1	204.970	0.22	P-1/A-1+	1-5	07/21	03/22	IntL	- 5	0.11941%	0.11941%	100.00000%
A-2	455.060	0.91	Aaa/AAA	5-18	08/22	10/23	EDSF	+ 1	0.171%	0.17%	99.99915%
A-3	455.060	2.22	Aaa/AAA	18-38	04/24	08/25	IntS	+ 8	0.304%	0.30%	99.99157%
A-4	135.000	3.49	Aaa/AAA	38-45	11/24	09/26	IntS	+10	0.492%	0.49%	99.99482%
B	39.470	3.73	Aaa/AA+	45-45	11/24	10/26	IntS	+27	0.704%	0.70%	99.98907%
C	26.320	3.73	Aaa/AA	45-45	11/24	08/28	IntS	+40	0.834%	0.83%	99.99062%

- Ticker	: FORDO 2021-A	- Pricing Speed	: 1.3% ABS - 10% Call
- Registration	: SEC Reg	- First Pay Date	: 03/15/21
- Expected Ratings	: Moody’s/S&P	- Expected Settle	: 02/22/21
- Expected Pricing	: PRICED	- ERISA Eligible	: Yes
- B&D	: SMBC	- Minimum Denoms	: $1k x $1k

>> Available Information:
- Preliminary Prospectus and Ratings Free Writing Prospectus (attached)
- Intex CDI (attached)
- Intexnet: smbc_fordo-2021-a Passcode: AYBY

>> CUSIPs:
A1 : 34532NAA3
A2 : 34532NAB1
A3 : 34532NAC9
A4 : 34532NAD7
B : 34532NAE5
C : 34532NAF2

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The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the sec for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at https://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-833-240-3184 or you may e-mail a request to siasg@smbcnikko-si.com. The securities may not be suitable for all investors. SMBC Nikko Securities America, Inc., and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.